November 24, 2015

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for the Turner Funds
(the Trust) and, under the date of November 24, 2014, we reported on the financial statements of the Trust as of and for the years ended September 30, 2014 and September 30, 2013. On and effective as of May 15, 2015, we were dismissed as the Trust's principal accountants. We have read the statements made by the Trust, which we understand will be filed with the Securities and Exchange
Commission pursuant to Item 77K of Form N-SAR dated November 24, 2015, and we agree with such statements, except that we are not in a position to agree or disagree with the statement that our dismissal was recommended by the Trust's Audit Committee and approved by the Trust's Board of Trustees and we are not in a position to agree or disagree with the statement that Tait, Weller & Baker, LLP was not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Trust's financial statements or the subject of a disagreement or reportable events, as defined in
Item 304(a)(1)(v) of Regulation S-X of the Securities and Exchange
Commission.

Very truly yours,

/s/   KPMG LLP